As filed with the Securities and Exchange Commission on September 10, 2010	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

Registration Statement Under
The Securities Act of 1933

IMPAC MORTGAGE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	33-0675505 (I.R.S. Employer Identification No.)

19500 Jamboree Road, Irvine, CA 92612

(Address of principal executive offices)

(949) 475-3600

(Registrant’s telephone number, including area code)

Impac Mortgage Holdings, Inc.  2010 Omnibus Incentive Plan
(Full Title of the plans)

Ronald M. Morrison	Copy to:
General Counsel	Katherine J. Blair, Esq.
19500 Jamboree Road	K&L Gates LLP
Irvine, CA 92612	10100 Santa Monica Blvd
(949) 475-3600	Seventh Floor
(Name, address and telephone number of agent	Los Angeles, CA 90067
for service)	Telephone: (310) 552-5000
Facsimile: (310) 552-5001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting
company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,564,485 shares	$2.68	$4,192,820	$298.95

(1)          The amount to be registered represents (i) 1,114,485 shares of common stock underlying outstanding options as of September 8, 2010 assumed by the 2010 Omnibus Plan, and (ii) an additional 450,000 shares that are reserved for new awards.

(2)          This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable by reason of stock splits, stock dividends or similar transactions pursuant to Rule 416 of the Securities Act of 1933, as amended.

(3)          Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee.  Computation based upon the average of the high and low prices of the Common Stock as reported on the NYSE Amex on September 9, 2010.

EXPLANATORY NOTE

Impac Mortgage Holdings, Inc. (the “Registrant”) has filed this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 1,564,485 shares of common stock of the Registrant, par value $0.01 per share (the “Common Stock”).  This amount represents (i) 1,114,485 shares of common stock underlying outstanding options under the Registrant’s Prior Plans (as defined below) as of September 8, 2010 that have been assumed by the 2010 Omnibus Incentive Plan (“the “Plan”) upon its effectiveness (the “Assumed Options”), and (ii) an additional 450,000 shares that are reserved for new awards under the Plan.  To the extent any of the Assumed Options are forfeited or canceled, shares of common stock underlying those options will not be available for new grants under the Plan.  As of April 28, 2010, there were 1,280,985 shares underlying the Assumed Options.   The Assumed Options were previously registered under the following Registration Statements on Form S-8: (i) Registration No. 333-12025 filed September 13, 1996, (ii) Registration No. 333-68128 filed August 22, 2001, (iii) Registration No. 333-83650 filed March 1, 2002, (iv) Registration No. 333-106647 filed June 30, 2003, (v) Registration No. 333-117137 filed July 2, 2004, (vi) Registration No. 333-128113 filed September 6, 2005 (vii) Registration No. 333-136575 filed August 11, 2006, and (viii) Registration No. 333-161698 filed September 2, 2009  (collectively, the “Prior Registration Statements”), for offer or sale under the Registrant’s 1995 Stock Option, Deferred Stock and Restricted Stock Plan and 2001 Stock Option, Deferred Stock and Restricted Stock Plan (collectively, the “Prior Plans”).

On April 27, 2010, the Board of Directors approved, subject to stockholder approval, the 2010 Omnibus Incentive Plan.  Effective July 20, 2010, the Plan was approved by the stockholders at the Registrant’s annual meeting of stockholders.  Along with the newly reserved shares, the Registrant desires to have the shares underlying the Assumed Options, which were previously registered under the Prior Registration Statements for offer or sale under the Prior Plans, registered under this Registration Statement for offer and sale under the Plan.  The shares underlying the Assumed Options are no longer available for new awards under the Prior Plans. A post-effective amendment to the Prior Registration Statements to deregister the shares underlying the Assumed Options is being filed contemporaneously with the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.  Such documents need not be filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission, or SEC, (File No.001-14100) are incorporated herein by reference:

•              The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 16, 2010;

•              The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2010, as filed on May 17, and August 16, 2010, respectively;

•              The Registrant’s Current Report on Form 8-K (other than information furnished pursuant to Item 2.02 or Item 7.01 thereof) filed on July 21, 2010; and

•              The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description.

The Registrant incorporates by reference the documents listed above and any documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Maryland General Corporation Law, as amended from time to time, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty or bad faith established by a final judgment as being material to the cause of action.  The Registrant’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The Registrant’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director of Registrant and at our request, serves or has served another corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of Registrant. The Registrant’s bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while a director of Registrant and at our request, serves or has served another corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.  The charter and bylaws of the Registrant also permit it to indemnify and advance expenses to any person who served a predecessor of Registrant in any of the capacities described above and to any of our employees or agents or a predecessor of Registrant.

The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.  Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.  In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.  However, under Maryland law the Registrant may not indemnify a director or advance expenses for a proceeding brought by that director against the Registrant except for (1) proceedings brought by that director to enforce indemnification or (2) as provided otherwise in the Registrant’s charter, Registrant’s bylaws, a resolution of the board of directors, or an agreement approved by the board of directors.

In addition, the Registrant has entered into Indemnification Agreements approved by its board of directors with its officers and directors pursuant to which the Registrant has agreed to indemnify such individuals and to advance expenses incurred in defending any action or proceeding.  The Registrant maintains for the benefit of its officers and directors, officers’ and directors’ insurance.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

See Index to Exhibits.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by section 10(a)(3) of the 1933 Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 9th day of September, 2010.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ William S. Ashmore
William S. Ashmore, President

POWER OF ATTORNEY

We, the undersigned officers and directors of Impac Mortgage Holdings, Inc., do hereby constitute and appoint William S. Ashmore and Todd R. Taylor, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Names	Title	Date

/s/ Joseph R. Tomkinson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 9, 2010
Joseph R. Tomkinson

/s/ William S. Ashmore	President and Director	September 9, 2010
William S. Ashmore

/s/ Todd R. Taylor	Chief Financial Officer (Principal Financial and Accounting Officer)	September 9, 2010
Todd R. Taylor

/s/ James Walsh	Director	September 9, 2010
James Walsh

/s/ Frank P. Filipps	Director	September 9, 2010
Frank P. Filipps

/s/ Stephan R. Peers	Director	September 9, 2010
Stephan R. Peers

/s/ Leigh J. Abrams	Director	September 9, 2010
Leigh J. Abrams

EXHIBIT INDEX

Exhibit Number
4.1

Form of Stock Certificate of the Company (incorporated by reference to the corresponding exhibit number to the Registrant’s Registration Statement on Form S-11, as amended (File No. 33-96670), filed with the Securities and Exchange Commission on September 7, 1995).

5.1	Opinion of K&L Gates LLP.
23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP.
23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page).
99.1	Impac Mortgage Holdings, Inc. 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the SEC on July 21, 2010).
99.6	Form of Stock Option Agreement for 2010 Omnibus Incentive Plan
99.7	Form of Restricted Stock Agreement for 2010 Omnibus Incentive Plan